Exhibit 99.(n)

LAZARD RETIREMENT SERIES, INC.

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board of Directors (the "Board") of Lazard Retirement Series, Inc. (the "Fund"), including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of the Fund, which desires to offer multiple classes with respect to each series of the Fund listed on Schedule A attached hereto (each, a "Portfolio"), as such Schedule may be revised from time to time, has determined that the following plan is in the best interests of each Class (as defined below) individually and the Fund as a whole:

1.       Class Designation. Fund shares shall be divided into Service Shares and Investor Shares (each, a "Class").

2.       Differences in Services. The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to Service Shares pursuant to the Fund's Distribution and Servicing Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "Distribution and Servicing Plan").

3.       Differences in Distribution Arrangements. Service Shares and Investor Shares shall be offered at net asset value. Neither Class shall be subject to any front-end or contingent sales charges. Service Shares shall be subject to an annual distribution and servicing fee at the rate of .25% of the value of the average daily net assets of the Service Shares pursuant to the Distribution and Servicing Plan.

4.       Expense Allocation.

(a) The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (i) fees under the Distribution and Servicing Plan; (ii) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; (iii) litigation or other legal expenses relating solely to a specific Class; and (iv) fees and expenses of administration that are identified and approved by the Board as being attributable to a specific Class.

(b) Income, realized gains and losses, unrealized appreciation and depreciation and expenses of each Portfolio not allocated to a particular Class pursuant to 4(a) above shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Portfolio.

Dated: August 25, 2010

SCHEDULE A

Name of Portfolio

Lazard Retirement Developing Markets Equity Portfolio

Lazard Retirement Emerging Markets Equity Advantage Portfolio

Lazard Retirement Emerging Markets Equity Blend Portfolio

Lazard Retirement Emerging Markets Equity Portfolio

Lazard Retirement Emerging Markets Income Portfolio

Lazard Retirement Enhanced Opportunities Portfolio

Lazard Retirement Equity Franchise Portfolio

Lazard Retirement Global Dynamic Multi-Asset Portfolio

Lazard Retirement Global Listed Infrastructure Portfolio

Lazard Retirement Global Strategic Equity Portfolio

Lazard Retirement International Compounders Portfolio

Lazard Retirement International Equity Advantage Portfolio

Lazard Retirement International Equity Concentrated Portfolio

Lazard Retirement International Equity Portfolio

Lazard Retirement International Equity Select Portfolio

Lazard Retirement International Equity Value Portfolio

Lazard Retirement International Small Cap Equity Portfolio

Lazard Retirement International Strategic Equity Portfolio

Lazard Retirement Managed Equity Volatility Portfolio

Lazard Retirement Opportunistic Strategies Portfolio

Lazard Retirement Real Assets and Pricing Opportunities Portfolio

Lazard Retirement US Equity Concentrated Portfolio

Lazard Retirement US Equity Select Portfolio

Lazard Retirement US Small-Mid Cap Equity Portfolio

Revised as of: November 13, 2018

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